UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

AMENDMENT TO CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 4, 2005

Chiron Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-12798	94-2754624
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

4560 Horton Street, Emeryville, CA		94608
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (510) 655-8730

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01.           Entry into a Material Definitive Agreement

On March 4, 2005, Dr. Jack Goldstein entered into a letter agreement with Chiron Corporation (“Chiron”), in connection with Dr. Jack Goldstein’s appointment as a principal officer of Chiron, as the President and Chief Operating Officer.  That letter agreement amends with retroactive effectiveness to February 28, 2005 (except as stated below) in certain respects Dr. Goldstein’s offer letter dated August 16, 2002.

The terms of Dr. Goldstein’s amended agreement include:  (i)  a base salary of $600,000 per year, effective February 28, 2005; (ii) a special, one-time restricted share right award on 50,000 shares of Chiron common stock that will vest three years from the date of grant (February 22, 2005), subject to earlier vesting only in the event Dr. Goldstein’s employment is involuntarily terminated by the Company (except for cause); (iii) a grant of options to purchase 200,000 shares of Chiron common stock under Chiron’s 2004 Stock Compensation Plan (“Stock Plan”), consisting of an increased target grant of options on 150,000 shares of Chiron common stock (which will be Dr. Goldstein’s target grant level going forward), and a special grant of options on 50,000 shares, as to which the first one-third of the shares vest at the one-year anniversary of the date of grant, the second one-third vest at the two-year anniversary and the remaining shares vest on a pro-rated monthly basis over the remaining one year of the vesting period; (iv) eligibility to receive annual grants of stock options under Chiron’s Stock Plan at the new target level; (v) eligibility to receive annual performance share grants under Chiron’s executive long-term incentive plan; and (vi) participation in Chiron's annual incentive plan under which Dr. Goldstein is eligible to receive an annual cash bonus equal to 100% of his base salary if the targeted level of corporate performance is satisfied (as determined by the Compensation Committee of the Board of Directors with reference to the performance objectives set by that Committee related to the achievement of operational research and development milestones and the overall performance of the company), with a maximum bonus of 200% if performance substantially exceeds the targeted level.  Dr. Goldstein’s amended agreement also provides that should his employment be involuntarily terminated because of a job elimination, he would be eligible until February 19, 2007 for severance in an amount equal to one year’s base salary and target bonus in lieu of any other severance benefit for which he might be eligible in such circumstances.  Thereafter, for the next six (6) months, the severance benefit for which he would be eligible as described above would be reduced by one-twelfth each month until August 19, 2007. After August 19, 2007, he would only be eligible for benefits as determined under the provisions of Chiron’s Executive Severance Plan, in the event his employment were involuntarily terminated because of a workforce reduction or a job elimination.  The amended agreement also confirms that Dr. Goldstein will continue to be covered by Chiron’s executive change in control severance benefit plan.

Item  5.02.                              Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

As previously reported on the Current Report on Form 8-K filed by Chiron on February 28, 2005, Chiron announced the appointment of Dr. Jack Goldstein as a principal officer of Chiron, as its President and Chief Operating Officer. The information required by Item 5.02(c)(3) of Form 8-K had not been determined as of the February 28, 2005 filing date.  On March 4, 2005, Chiron entered into a letter agreement with Dr. Goldstein in connection with his recent appointment.  A brief description of the material terms and conditions of the letter agreement are described above under Item 1.01, and incorporated by reference into that Item 5.02.

Dr. Goldstein, age 57, joined Chiron in September 2002 as Vice President and President, Chiron Blood Testing Division.  From 2000 to 2002, Dr. Goldstein was General Partner at Windamere Venture Partners, L.L.C., a venture fund making investments in early stage biotechnology, pharmaceutical, medical device and diagnostic companies.  From 1997 to 2001, Dr. Goldstein was President and CEO of Applied Imaging Corporation, a leading supplier of instrument systems for prenatal and cancer genetics.  From 1999 until 2002, Dr. Goldstein also served as Chairman of the Board of Applied Imaging Corporation and continues to serve as a Director of that corporation and one of its wholly-owned subsidiaries, Circulating Tumor Cell, Inc.  From 1986 to 1997, Dr. Goldstein worked for Johnson & Johnson in various executive management positions, including President of Ortho Diagnostic Systems and Executive Vice President of Professional Diagnostics at Johnson & Johnson World Headquarters.  Dr. Goldstein holds a B.A. degree in Biology from Rider University, an M.S. in Immunology and a Ph.D. in Microbiology from St. John’s University.

The letter agreement executed on March 4, 2005 was an amendment to the existing letter agreement between Chiron and Dr. Goldstein, certain surviving provisions of which are listed below.  Dr. Goldstein’s August 16, 2002 agreement also provided for an upfront payment of $150,000, associated with temporary living arrangements for up to one year from his date of hire, of which amount Dr. Goldstein would have been required to repay $12,500 for each month or part of month less than 12 months worked, if he left Chiron voluntarily within one year of his hire date.  In lieu of reimbursement for relocation expenses, Chiron provided Dr. Goldstein a lump-sum payment of $428,878 in 2003.  The agreement also provides that Dr. Goldstein is covered by Chiron’s executive change in control severance benefit plan, which provides that if Dr. Goldstein’s employment with Chiron is terminated involuntarily by Chiron without cause or by him for good reason within 24 months following a change in control, he will be eligible to receive a minimum lump sum severance payment equal to the sum of: (i) two times his base salary; (ii) two times his highest target bonus established for the year immediately preceding the change in control; and (iii) his unpaid base salary and any earned but unpaid bonus for the year in which the termination occurs.  (Novartis AG’s purchase of up to 79% of Chiron’s common stock does not constitute a change in control for purposes of this severance benefit).  Dr. Goldstein was reimbursed for financial/tax planning services in 2003.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHIRON CORPORATION
(Registrant)

Date: March 7, 2005	By:	/s/ Ursula B.Bartels
Ursula B. Bartels
Vice President and
General Counsel